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Exhibit 10.15

[Health Net Letterhead]

March 8, 2002

Mr. Christopher Wing
236 7th Street
Seal Beach, California 90740

Dear Mr. Wing:

        On behalf of Health Net, Inc. (the "Company") I would like to confirm our offer for the position of President Health Plans—California. The terms and conditions of your employment, which would commence on April 1, 2002, are set forth in this letter agreement (this "Agreement"):

        1.    Salary.    You will be paid a monthly base salary of $37,500 less applicable withholdings (payable on a bi-weekly basis) ("Base Salary"), which covers all hours worked. Generally, your Base Salary will be reviewed annually but the Company reserves the right to change your compensation from time-to-time. Pursuant to the By-laws of the Company, any adjustment to your compensation must be made with the approval of the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors (or, in the event that you constitute one of the top two highest paid executive officers of the Company, with the approval of the Company's Board of Directors). In addition, you will receive an engagement bonus in the amount of $300,000 payable within thirty (30) days of your effective date of employment. You must be actively employed and on the Company payroll at the time the bonus is paid. If you voluntarily terminate your employment with the Company or the Company terminates your employment for cause within the first three (3) years of employment, you will be required to repay a prorated portion of the engagement bonus to the Company based on the number of months employed by the Company.

        2.    Duties.    Your primary responsibility will be for the overall management of Health Net of California, but you may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on your skills and the needs of the Company. You will report to Cora Tellez, President, Health Plans but your reporting relationship may be changed from time-to-time at the discretion of the Company.

        3.    Adjustments and Changes in Employment Status.    You understand that the Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination, without notice and consistent with the needs of the business. Generally, performance and compensation are reviewed on an annual basis.

        4.    Protection of Proprietary and Confidential Information.    By signing this letter below, you agree that your employment creates a relationship of confidence and trust with the Company with respect to proprietary and confidential information (as defined below)of the Company learned by you during your employment.

        (a)  You agree not to directly or indirectly use or disclose any of the proprietary or confidential information of the Company or any of its affiliates at any time except in connection with the services you provide to such entities. "Proprietary and confidential information" shall mean trade secrets, confidential knowledge, data or any other proprietary or confidential information of the Company or any of its affiliates, or of any customers, members, employees or directors of any of such entities, but shall not include information previously published publicly by the Company or other information generally in the public domain. By way of illustration but not limitation, "proprietary and/or confidential information" includes: (i) trade secrets, documents, memoranda, reports, files, correspondence, lists and other written and graphic records affecting or relating to any such entity's business; (ii) confidential marketing information including without limitation marketing strategies, customer and client names and requirements, services, prices, margins and costs; (iii) confidential financial information; (iv) personnel information (including without limitation employee compensation); and (v) other confidential business information.

        (b)  You further agree that at all times during your employment and at all times after termination of your employment, you will keep in confidence and trust all proprietary and confidential information, and that you will not use or disclose any proprietary or confidential information or anything related to such information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company.

        (c)  All property, including, but not limited to, proprietary and confidential information, documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to proprietary or confidential information, provided to you by the Company or any of its affiliates or produced by you or others in connection with your providing services to the Company or any of its affiliates shall be and remain the sole property of the Company or its affiliates (as the case may be) and shall be returned promptly to such appropriate entity as and when requested by such entity. You shall return and deliver all such property upon termination of your employment, and you may not take any such property or any reproduction of such property upon such termination.

        (d)  You recognize that the Company and its affiliates have received and in the future will receive information from third parties which is private, proprietary or confidential information subject to a duty on such entity's part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that during the term of your employment, and thereafter, you owe such entities and such third parties a duty to hold all such private, proprietary or confidential information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out your work for such entities consistent with such entities' agreements with such third parties, and not to use it for the benefit of anyone other than for such entities or such third parties consistent with such entities' agreements with such third parties.

        (e)  Your obligations under this section shall continue after the termination of your employment, and that any breach of this Section shall be a material breach of this agreement (the "Agreement").

        5.    Representation and Warranty of Employee.    You represent and warrant to the Company that the performance of your duties, and the entering into of this Agreement, has not and will not violate any agreements with or trade secrets of any other person or entity. In addition, you represent and warrant to the Company that you have not shared or disclosed, and will not share or disclose, any proprietary or confidential information of your previous employers or any other third party.

        6.    Employee Benefits.    You may be eligible for various employee benefits if you meet the applicable participation requirements. These benefits include paid time off ("PTO"), holidays, group medical, dental, vision, term life, and short and long term disability insurance and participation in the Company's 401(k) plan and tuition reimbursement plan. It is agreed that you will be eligible for an annual PTO accrual of 24 days (representing 7.38 hours per bi-weekly pay period) through 120 months of service, and an annual PTO accrual of 26 days (representing 8.00 hours per bi-weekly pay period) thereafter. The Company also will provide you with an automobile allowance of $1,000 per month, subject to normal payroll deductions. You will be covered by workers' compensation insurance and state disability insurance, as required by state law. Although the Company or its subsidiaries or affiliates may sponsor a benefit or plan for some employees, it is not required to do so for all employees, and may exclude certain employees now or in the future from one or more benefits or plans. The Company or its subsidiaries or affiliates may modify, terminate or amend any benefit or plan in its discretion, retroactively or prospectively, subject only to applicable law.

        7.    Stock Options and Restricted Stock.    Upon your acceptance of this offer of employment, and with a grant date effective as of your first date of employment, you will be granted an option to purchase 350,000 shares of the Class A Common Stock of Health Net, Inc. (the "Common Stock"). All options granted to you will be granted under the applicable Health Net, Inc. Stock Option Plan (the "Stock Option Plan"), in accordance with and subject to each term of the Company's form of option agreement as adopted by the Committee (the "Stock Option Agreement"). These options will have a ten year term (subject to earlier termination as provided in the Stock Option Agreement or the Stock Option Plan) and will have an exercise price equal to the closing sales price of the Common Stock on your first day of employment. The option will vest at the rate of 1/4th of the shares covered thereby on each of the first through fourth anniversaries of the grant date. As this initial option grant to you will be a "mega-grant", you will not be eligible for additional stock option grant awards until after the Executive Compensation Review process in 2004.

        In addition, as of your first date of employment you will be granted 40,000 restricted shares of Common Stock (the "Restricted Shares"), which will vest as follows:

  •
  13,334 of the Restricted Shares will vest and become non-forfeitable on the first anniversary of the grant date;

  •
  13,333 of the Restricted Shares will vest and become non-forfeitable at either (a) the date the closing sales price of Common Stock for 20 consecutive trading days is equal to or greater than $32 or (b) 5 years after the grant date;

  •
  13,333 of the Restricted Shares will vest and become non-forfeitable at either (a) the date the closing sales price of the Common Stock for 20 consecutive trading days is equal to or greater than $37 or (b) 5 years after the grant date;

        The Restricted Shares granted to you will be granted under the applicable Health Net, Inc. Stock Option Plan in accordance with and subject to each term of the Company's form of Restricted Stock Agreement as adopted by the Committee. In the event you should leave the employ of Company, all unvested Restricted Shares shall be forfeited. As set forth in the applicable Stock Option Plans and in the Stock Option Agreement and the Restricted Stock Agreement used by the Company, vesting of your options and the Restricted Shares may be accelerated upon the consummation of certain "Change in Control" transactions (as defined in such documents) subject to the terms and conditions of such documents. Please note that the definition of "Change in Control" contained in these documents is different in various respects from the definition set forth in Section 11 below.

        8.    Annual Bonus.    You will also be eligible to participate in the Health Net, Inc. Executive Incentive Plan (also known as the Management Incentive Plan ("MIP")) in accordance with the terms of the Plan, which provides you with a target opportunity to earn up to 70% of your Base Salary, prorated from your date of hire, as additional compensation, according to the terms of the actual plan documents. The bonus payment will range from 0% to 150% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by the Company that must be achieved by you in order for you to be eligible to receive above target payments for a given plan year. It is understood that the Committee and the Company will award bonus amounts, if any, as it deems appropriate consistent with the guidelines of the MIP. You acknowledge that in the event you are one of the top five highest paid executive officers of the Company for a given year under applicable federal securities laws, your bonus for that year, if any, will be subject to the Company's Performance Based 162(m) Plan in lieu of the MIP.

        9.    Additional Benefits.    You will be reimbursed up to the amount of $5,000 per year for documented costs incurred for your personal financial counseling services.

Corporate housing will also be provided for a period of one year from your date of hire along with reasonable commuting expenses, in each case in accordance with all applicable Company policies and restrictions. Upon completion of one year, you will be responsible for any commuting expenses. You agree that, notwithstanding any Company policy that may be in effect, you will not be eligible to receive any relocation benefits in connection with your employment by the Company.

        10.    Term of Employment.    Your employment with the Company is "at-will," which means that either you or the Company may terminate the employment relationship at any time, with or without notice and with or without Cause (as defined below). Upon termination of your employment for any reason, in addition to any other payments that may be payable to you hereunder, you (or your beneficiaries or estate) will be paid (in each case to the extent not theretofore paid) within thirty (30) days following your date of termination (or such shorter period that may be required by applicable law): your Base Salary through the date of termination, any compensation previously deferred by you (together with any interest and earnings therein), accrued but unused PTO, reimbursable expenses incurred by you prior to the termination date and any other compensatory plan, arrangement or program payment to which you may be entitled.

        11.    Severance Pay.

        (a)  If your employment is terminated by the Company without Cause (as defined below) at any time that is not within two (2) years after a Change in Control (as defined below) of Health Net, Inc., you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum cash payment equal to twenty-four (24) months of your Base Salary in effect immediately prior to the date of your termination and (ii) the continuation of your medical, dental and vision benefits for you and your dependents for six (6) months following the effective date of your termination and (iii) after expiration of such six (6) month benefits continuation period, the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (as maintained for your benefit immediately prior to the date of your termination) for you and your dependents for a period of eighteen (18) months, provided you properly elect to continue those benefits under COBRA. The lump sum payment referred to above will be paid within thirty (30) days following your termination of employment.

        (b)  If at any time within two (2) years after a Change in Control (as defined below) of Health Net, Inc. your employment is terminated by the Company without Cause or you terminate your employment for Good Reason (as defined below) (by giving the Company at least fourteen (14) days prior written notice of the effective date of termination), then you will be entitled to receive, provided you sign a Waiver and Release of Claims substantially in the form attached hereto as Exhibit A, which is incorporated into this Agreement by reference, (i) a lump sum payment equal to thirty-six (36) months of your Base Salary in effect immediately prior to the date of your termination and (ii) the continuation of your medical, dental and vision benefits for you and your dependents for eighteen (18) months following the effective date of your termination and (iii) after expiration of such eighteen (18) months of benefits continuation period, the premium payments for continuation, under COBRA, of your medical, dental and vision benefits (maintained for your benefit immediately prior to the date of your termination) for you and your dependents for a period of eighteen (18) months, provided you properly elect to continue those benefits under COBRA; provided, however, that in the event the Company requests, in writing, prior to such voluntary termination by you for Good Reason that you continue in the employ of the Company for up to an additional three months, you must continue to remain so employed by the Company during such requested extension in order to receive such severance benefits.

        (c)  In the event that your employment is voluntarily terminated by you at any time (except for Good Reason within two years after a Change in Control of Health Net, Inc.), then you shall not be eligible to receive any payments set forth in this Section 11.

        (d)  For purposes of this Agreement, the term Cause shall include, without limitation, (i) an act of dishonesty causing harm to the Company or any of its affiliates, (ii) the knowing, unauthorized use or disclosure of proprietary or confidential information relating to the business of the Company or any of its affiliates, (iii) abuse of alcohol or use of illegal drugs, (iv) conviction of or a plea of nolo contendere to a felony or a misdemeanor involving moral turpitude, (v) willful refusal to perform or gross neglect of the duties assigned to you, (vi) the willful breach of any law that, directly or indirectly, affects the Company or any of its affiliates, (vii) a material breach by you following a Change in Control of those duties and responsibilities of yours that do not differ in any material respect from your duties and responsibilities during the 90-day period immediately prior to such Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or any of its affiliates and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (viii) breach of your obligations hereunder (or under any Company policy) to protect the proprietary and confidential information of the Company or any of its affiliates.

        (e)  For purposes of this Agreement Change in Control is defined as any of the following which occurs subsequent to the effective date of your employment:

          (i)    Any person (as such term is defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), corporation or other entity (other than Health Net, Inc. or any of its subsidiaries, or any employee benefit plan sponsored by Health Net, Inc. or any of its subsidiaries) is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of Health Net, Inc. representing twenty percent (20%) or more of the combined voting power of the outstanding securities of Health Net, Inc. which ordinarily (and apart from rights accruing under special circumstances) have the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Health Net, Inc.'s securities) (the "Securities");

          (ii)  As a result of a tender offer, merger, sale of assets or other major transaction, the persons who are directors of Health Net, Inc. immediately prior to such transaction cease to constitute a majority of the Board of Directors of Health Net, Inc. (or any successor corporations) immediately after such transaction;

          (iii)  Health Net, Inc. is merged or consolidated with any other person, firm, corporation or other entity and, as a result, the shareholders of Health Net, Inc., as determined immediately before such transaction, own less than eighty percent (80%) of the outstanding Securities of the surviving or resulting entity immediately after such transaction:

          (iv)  A tender offer or exchange offer is made and consummated for the ownership of twenty percent (20%) or more of the outstanding Securities of Health Net, Inc.;

          (v)  Health Net, Inc. transfers substantially all of its assets to another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc.; or

          (vi)  Health Net, Inc. enters into a management agreement with another person, firm, corporation or other entity that is not a wholly-owned subsidiary of Health Net, Inc. and such management agreement extends hiring and firing authority over you to an individual or organization other than Health Net, Inc.

        (f)    For purposes of this Agreement the term Good Reason means any of the following which occurs subsequent to the effective date of a Change of Control:

          (i)    A demotion or a substantial reduction in the scope of your position, duties, responsibilities or status with the Company, or any removal of you from or any failure to reelect you to any of the positions (or functional equivalent of such positions) referred to in the introductory paragraphs hereof, except in connection with the termination of your employment for Disability (as defined below), normal retirement or Cause or by you voluntarily other than for Good Reason;

          (ii)  A reduction by the Company in your Base Salary or a material reduction in the benefits or perquisites available to you as in effect immediately prior to any such reduction;

          (iii)  A relocation of you to a work location more than fifty (50) miles from your work location immediately prior to such proposed relocation; provided that such proposed relocation results in a materially greater commute for you based on your residence immediately prior to such relocation; or

          (iv)  The failure of the Company to obtain an assumption agreement from any successor contemplated under Section 15 of this Agreement.

        (g)  Any lump sum payment that may be due to you under Section 9 of this Agreement will be paid within thirty (30) days following your termination of employment.

        12.    Termination by the Company for Cause.    The Company may terminate your employment for Cause at any time with or without notice. In the event of such termination, you will not be eligible to receive any of the payments set forth in Section 11 above.

        13.    Termination due to Death or Disability.    In the event that your employment is terminated at any time due to death or Disability, you (or your beneficiaries or estate) shall be entitled to (a) continuation of all medical and dental insurance for a period of twelve (12) months from the date of termination and (b) a lump sum payment equal to twelve (12) months of your Base Salary in effect immediately prior to the date of your termination to be paid within thirty (30) days following your termination of employment, provided in the event of a termination due to Disability, you sign the Waiver and Release of Claims which is incorporated into this Agreement by reference as Exhibit A. For purposes of this Agreement, a termination for "Disability" shall mean a termination of your employment due to your absence from your duties with the Company on a full-time basis for at least 180 consecutive days as a result of your incapacity due to physical or mental illness.

        14.    Withholding.    All payments required to be made by the Company hereunder to you or your estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

        15.    Potential Tax Consequences for "Parachute" Payments.

          15.1     Notwithstanding any other provisions of this Agreement, in the event that (i) any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and distributions, including the severance payments and benefits provided for in Section 11 hereof (the "Severance Payments"), being hereinafter called "Total Payments") would be subject (in whole or part) to the excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") and (ii) there are any excess parachute payments (within the meaning of section 280G(b) of the Code), in the aggregate, in respect of such Total Payments in excess of $50,000, then the Company shall pay to you an additional cash payment (the "Tax Gross-up") so that after receipt of such Tax Gross-up, the payment of any additional federal, state and local income taxes on such Tax Gross-up amount and the payment of any Excise Taxes, you shall receive such net amount of Total Payments equal to the amount that you would have received if no Excise Tax was due; provided however that you shall cooperate in good faith with the Company to minimize the amount of the Excise Tax that may become payable by taking any such action or making any such election as may be reasonably requested by the Company in respect of the Total Payments due to you.

          15.2     Subject to the provisions of Section 15.3, all determinations required to be made under this Section 15, including whether and when a Tax Gross-Up is required and the amount of such Tax Gross-Up and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that, immediately prior to the Change in Control, was the Company's independent auditor (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that you have received Total Payments, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Tax Gross-Up, as determined pursuant to this Section 15, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, then the Accounting Firm shall furnish to you a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company. As a result of any uncertainty in the application of section 4999 of the Code at the time of the determination by the Accounting Firm hereunder, it is possible that Tax Gross-Up which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 15.3 and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

          15.3     You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Gross-Up. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

            (1)  give the Company any information reasonably requested by the Company relating to such claim,

            (2)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (3)  cooperate with the Company in good faith in order effectively to contest such claim, and

            (4)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Tax Gross-Up would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          15.4     If, after your receipt of an amount advanced by the Company pursuant to Section 15.3, you become entitled to receive, and receive, any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 15.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after your receipt of an amount advanced by the Company pursuant to Section 15.3, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Tax Gross-Up required to be paid.

          15.5     At the time that payments are made under this Agreement, the Company shall provide you with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from tax counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

        16.    Restrictive Covenants.

        (a)  You hereby agree that, during (i) the six-month period following a termination of your employment with the Company that entitles you to receive severance benefits under this Agreement or a written agreement with or policy of the Company or (ii) the twelve-month period following a termination of your employment with the Company that does not entitle you to receive such severance benefits (the period referred to in either clause (i) or (ii), the "Restricted Period"), you shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below) in any geographic area in which the Company or any of its affiliates operates (the "Market Area"), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon you to reveal, to make judgments on or otherwise use or disclose any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company. If you take a position as a vice president (or higher position) or as a director of a Competitor it will be presumed for purposes of this Agreement that the loyal and complete fulfillment of your duties would require you to use such information and you would therefore be deemed to be in breach of this provision. For purposes of this Section, "Competitor" shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any of its affiliates.

        (b)  In addition, you agree that, during the applicable Restricted Period following termination of your employment with the Company, you shall not, directly or indirectly, (A) solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its affiliates at the time of such solicitation, interference, hiring, offering to hire or inducement, to discontinue his/her relationship with the Company or any of its affiliates or to accept employment by, or enter into a business relationship with, you or any other entity or person or (B) solicit, interfere with or otherwise contact any customer or client of the Company or any of its affiliates.

        (c)  It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section are unreasonable (including, but not limited to, the definition of Market Area or Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

        (d)  You also acknowledge that the services to be rendered by you to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company or any of its affiliates, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by you of any of the provisions contained in this Section during the Restricted Period will cause the Company or any of its affiliates irreparable injury. You therefore agree that the Company may be entitled during the Restricted Period, in addition to the remedies set forth above in this Section and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

        17.    Successors; Binding Agreement.

        (a)  This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

        (b)  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to you (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle you to compensation and other benefits from the Company in the same amount and on the same terms as you would be entitled hereunder if your employment were terminated without Cause. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date of termination.

        (c)  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

        18.    Severability.    If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected and the parties shall use their best efforts to find an alternative way to achieve the same result.

        19.    Integrated Agreement.    This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and the President of Health Net, Inc., and approved by the Board of Directors of the Company (or the Committee, if permitted by the By-laws of the Company).

        20.    Waiver.    No waiver of any default hereunder shall operate as a waiver of any subsequent default. Failure by either party to enforce any of the terms or conditions of this Agreement, for any length of time or from time to time shall not be deemed to waive or decrease the rights of such party to insist thereafter upon strict performance by the other party.

        21.    Notices.    All notices and communications required or permitted hereunder shall be in writing and shall be deemed given (a) if delivered personally, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Health Net, Inc. Attn: Karin Mayhew Senior Vice President, Organization Effectiveness 21650 Oxnard Street, 22nd Floor Woodland Hills, California 91367
If to the Employee:	Christopher Wing 236 7th Street Seal Beach, California 90740

        22.    Governing Law.    The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

        23.    Survival and Enforcement.    Sections 4 and 16 of this Agreement and any rights and remedies arising out of this Agreement shall survive and continue in full force and effect in accordance with the respective terms thereof, notwithstanding any termination of this Agreement or your employment. The parties agree that the Company would be damaged irreparably in the event any provision of Sections 4 or 16 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

        24.    Acknowledgement.    You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your attorney, have had sufficient time to and have carefully read and fully understood all of the provisions of this Agreement, and you are knowingly and voluntarily entering into this Agreement. You further acknowledge that you are obligated to become familiar with and comply at all times with all Company policies.

        We look forward to your joining our organization. In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter that you wish to discuss further, please do not hesitate to contact to me.

Sincerely,

/s/ KARIN D. MAYHEW Karin D. Mayhew
Senior Vice President, Organization Effectiveness
cc: Cora Tellez
I agree to the terms of employment set forth in this letter.
/s/ CHRISTOPHER WING Christopher Wing
Date: 3-13-02

EXHIBIT A

FORM OF WAIVER AND RELEASE OF CLAIMS

        This WAIVER AND RELEASE OF CLAIMS (this "Release") is made and entered into by and between Health Net, Inc. and it affiliates and subsidiaries (hereinafter referred to as the "Company" and Christopher Wing (hereinafter referred to as "Employee").

        WHEREAS, the Company and Employee are parties to an Employment Letter Agreement dated as of                         , 2002 (the "Severance Payment Agreement"), and are entering into this Release pursuant to Section    of the Severance Payment Agreement as a condition to Employee's receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Severance Payment Agreement).

        NOW, THEREFORE, the Company and Employee agree as follows:

1.
Employee's employment with the Company will terminate on                         . Upon termination of employment, Employee will not represent to anyone that he or she is an employee of the Company and will not say or do anything purporting to bind the Company.

2.
Employee's termination of employment with the Company shall be considered a [describe type of termination] under Section    of the Severance Payment Agreement, and Employee is therefore eligible to receive [describe payments and other benefits to be received].

3.
In partial consideration of the Company providing Employee those benefits and payments set forth above, and as required by and in the Severance Payment Agreement as a condition to receive such payments and benefits, Employee freely and voluntarily enters into this Release and by signing this Release Employee, on his/her own behalf and on behalf of his or her heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns, from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract, indemnity, rescission or any other theory or recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, claims of disability discrimination under the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended ("ADEA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the California Fair Employment and Housing Act, the California Labor Code and the California Constitution (all as amended) or claims growing out of any legal restrictions on the Company's right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Company, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Employee's execution of this Release. The provisions in this paragraph are not intended to prohibit Employee from filing a claim for unemployment insurance.

4.
Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his/her rights and with specific intent to release both his/her known and unknown claims, and therefore specifically waives

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  the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

5.
Employee shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his/her employment with the Company, unless Employee first cooperates in making his/her allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. In addition, Employee shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee's employment with the Company or its predecessors or affiliates for which the Company requests Employee's assistance, which cooperation and assistance shall include, but not be limited to, providing testimony and assisting in information and document gathering efforts. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee's other material business and personal obligations and commitments.

6.
Employee agrees he or she will return to the Company immediately upon termination any building key(s), security pass or other access or identification cards and any Company property that was in his or her possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Employee agrees to clear all expense accounts and pay all amounts owed on any corporate credit card(s) which the Company previously issued to Employee.

7.
Employee shall not, without the Company's written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he/she acquired during the course of his/her employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

8.
In addition to any other part or term of this Release or the Severance Payment Agreement, Employee agrees that he or she will not, (a) for a period of one (1) year from the date of this Agreement, irrespective of the reason for the termination, either directly or indirectly, on his or her own behalf or on behalf of any other person: 1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company's customers, enrollees or providers or any other information pertaining to them; or 2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company's customers, employees, providers, vendors, agents or independent contractors with whom the Employee became acquainted during the course of employment or service for the purpose of terminating such a person's or entity's relationship with the Company or causing such a person or entity to associate with a competitor of

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  the Company, and (b) for the six month period following the Termination Date, undertake any employment or activity prohibited by Section 10 of the Severance Payment Agreement. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee's field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition.

9.
Any developments or discoveries by Employee during the course of his or her employment with the Company through the date of execution of this Release resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then current business of the Company shall be for the sole benefit of the Company.

10.
Nothing contained herein shall be construed as an admission of any wrongful act, including but not limited to violation of any contract, express or implied, or any federal, state or local employment laws or regulations, and nothing contained herein shall be used for any purpose except in proceedings related to the enforcement of this Release or the Severance Payment Agreement.

11.
If any part or term of this Release is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Release.

12.
The Employee acknowledges that he/she has had an opportunity to consult and be represented by counsel of his/her own choosing in the review of this Release, and that he/she has been advised by the Company to do so, that the Employee is fully aware of this Release and of its legal effect, that the preceding paragraphs recite the sole consideration for this Release, and that Employee enters into this Release freely, without coercion, and based on the Employee's own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Release except in writing signed by the parties hereto.

13.
This Release shall be construed and governed by the laws of the State of Delaware.

        EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release; (ii) at the time Employee was given this Release Employee was informed in writing by the Company that (a) Employee had at least 45 days in which to consider whether Employee would sign the Release and (b) Employee should consult with an attorney before signing the Release; and (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney. Employee also acknowledges that at the time Employee was given this Release, Employee was given written notice of the eligibility criteria for the employment termination program and the time limits applicable to the program, the job titles and ages (or dates of birth) of all individuals eligible for the program and the ages of the individuals in the same job classification or organizational unit who are not eligible for the program.

        Employee further acknowledges that he or she may revoke acceptance of this Release by delivering a letter of revocation within seven (7) days after the date set forth below addressed to: Health Net, Inc. Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367.

        Finally, Employee acknowledges that he or she understands that this Release will not become effective until the eighth (8th) day following his or her signing this Release and that if Employee does not revoke his or her acceptance of the terms of this Release within the seven (7) day period following the date on which Employee signs this Release, this Release will be binding and enforceable.

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        IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.

Employee		Health Net, Inc.
By:	[EXHIBIT COPY] Name:	By:	[EXHIBIT COPY] Name: Title:
Date:	[TO BE INSERTED	Date:	[TO BE INSERTED]

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